G-III APPAREL GROUP, LTD.

For:	G-III Apparel Group, Ltd.	For:	Sean John

Contact:	Investor Relations James Palczynski (203) 682-8229		Paul Wilmot Communications Hampton Carney (212) 206-7447

	G-III Apparel Group, Ltd. Wayne S. Miller, Chief Operating Officer (212) 403-0500		Sean John Jeffrey Tweedy, President (212) 500-2200

G-III APPAREL GROUP, LTD. AND CHRISTIAN CASEY LLC. ANNOUNCE TERMINATION AND TRANSITION OF JUNIOR SPORTSWEAR LICENSE

New York, New York – January 10, 2008 — G-III Apparel Group, Ltd. (NASDAQ: GIII) and Christian Casey LLC., owner of Sean John, today jointly announced the termination and transition of the Sean John junior women’s sportswear license back to Christian Casey LLC. G-III will continue to produce men’s and women’s outerwear under the Sean John label. G-III and Christian Casey LLC also announced that the women’s outerwear license had been extended by one year to December 31, 2010.

Morris Goldfarb, Chairman and Chief Executive Officer, said, “We are very pleased to continue to partner with Sean John and to be involved with the growth of the brand through our men’s and women’s outerwear collections. We continue to believe that the Sean John brand will support a sizable junior sportswear assortment. Despite the opportunity, we have reached a mutual decision that the line requires specific operational and financial commitments that would best be made by the Sean John organization.”

G-III noted that it would take a charge of approximately $0.03 per share on an after-tax basis in the current fourth quarter of fiscal 2008 in connection with the termination of its Sean John women’s sportswear license.

Sean “Diddy” Combs, founder and chairman of Sean John, said, “G-III has been an outstanding partner for our brand in the men’s and women’s outerwear category and we value our long term partnership with them. I would like to thank GIII and their incredible team for all of their work thus far in helping Sean John establish a presence in the women’s junior sportswear market and for the continuing excellence of their outerwear effort. But at this time, I have decided on another course for its future. We know there is a strong desire for the Sean John women’s sportswear because we have seen huge successes with our women’s outerwear and fragrance Unforgivable Woman, which launched in the top 10 in fall 2007. I look forward to announcing our plans for this collection very soon.”

About G-III Apparel Group, Ltd.

G-III Apparel Group, Ltd. is a leading manufacturer and distributor of outerwear and sportswear under licensed labels, private labels and our own labels. The Company has fashion licenses, among others, under the Calvin Klein, Sean John, Kenneth Cole, Cole Haan, Guess?, Jones New York, Nine West, Ellen Tracy, IZOD, Tommy Hilfiger, and sports licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League, Louisville Slugger, World Poker Tour and more than 100 U.S. colleges and universities. G-III works with leading retailers in developing product lines to be sold under its own proprietary private labels. Company-owned labels include, among others, Marvin Richards, G-III, Jessica Howard, Eliza J., Industrial Cotton, Black Rivet, Siena Studio, Colebrook, G-III by Carl Banks, Winlit, NY 10018 and La Nouvelle Renaissance.

About Sean John Clothing, Inc.

Sean John, a privately held company, was created by music icon and producer Sean “Diddy” Combs and made its fashion debut with a men’s sportswear collection for the spring 1999 season. In 2004, Sean “Diddy” Combs for Sean John was honored by the Council of Fashion Designers of America as Men’s Wear Designer of the Year. With annual retail sales in the United States of over $525 million, Sean John is sold in better department and specialty stores across the country, as well as select retailers around the world. In 2006 Sean John, in partnership with Estée Lauder Companies, launched its signature men’s fragrance, Unforgivable, which remains one of the highest selling men’s fragrance in department stores in America. Its feminine counterpart launched in the fall of 2007 and continues to be in the top 20 best selling scents in the category.

Safe Harbor Language

Statements concerning G-III’s business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are “forward-looking statements” as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, reliance on licensed product, reliance on foreign manufacturers, the nature of the apparel industry, including changing customer demand and tastes, seasonality, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions and general economic conditions, as well as other risks detailed in G-III’s filings with the Securities and Exchange Commission. G-III assumes no obligation to update the information in this release.

###